                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            GOLF ONE INDUSTRIES, INC.

         Golf One Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

         1. The name of the Corporation is Golf One Industries, Inc. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on October 31, 1995 and was subsequently amended on March 22, 1996 and on August 21, 1996.

         2. The amendment and restatement herein set forth has been duly adopted in accordance with the provisions of Section 242 and has been consented to in writing by the stockholders, and written notice has been given, in accordance with Section 228 of the General Corporation Law of the State of Delaware.

         3. The text of this Certificate of Incorporation of the Corporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

         FIRST: The name of the Corporation is: Gary Player Golf, Inc.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: (a) The Corporation is authorized to issue two classes of shares, designated, respectively, Preferred Stock (the "Preferred Stock"), and Common Stock, par value $0.001 per share (the "Common Stock"). The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 10,000,000. Of the Preferred Stock, there is one series designated pursuant to Paragraph (b) below, namely, 572,649.25 shares of Series B Convertible Preferred Stock (the "Series B Preferred").

                 (b) The Preferred Stock may be divided into such number of series as the Board of Directors of the Corporation may determine. The Board of Directors of the Corporation is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued class or series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors of the Corporation originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of that series.

         FIFTH: At all elections of directors of the Corporation each holder of stock or of any class or classes or of a series or series thereof entitled to vote in the election of directors, shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected by him, and that he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any 2 or more of them as he may see fit.

         SIXTH: Special meetings of the stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board or by the Chief Executive Officer or President of the Corporation.

         SEVENTH: Election of directors at an annual or special meeting of the stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

         EIGHTH: The officers of the Corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

         NINTH: (a) The Corporation may indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testate or intestate, is or was a director or officer of the Corporation, or at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this Paragraph (a) of Article NINTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                 (b) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to the

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which such director derived an improper personal benefit. No amendment or repeal of this Paragraph (b) of Article NINTH shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

                 (c) In furtherance and not in limitation of the powers conferred by statute:

                           (1) the Corporation may purchase and maintain
insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

                           (2) the Corporation may create a trust fund, grant a
security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

         TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.

         ELEVENTH: The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         TWELFTH: The rights, preferences, privileges and restrictions granted to or imposed upon Series B Preferred and the holders thereof are as follows:

         (a) Voting.

                  (1) General Voting Rights: Subject to certain supermajority voting set forth in Subparagraph (a)(2) of Article TWELFTH below or as otherwise provided by law, the holders of Series B Preferred shall be entitled to vote with the holders of the Common Stock, and not as a separate class or series, on all matters submitted to the stockholders, with the number of votes of the holders of Series B Preferred being determined on the same basis as if the Series B Preferred had been converted into Common Stock.

                  (2) Protective Voting Rights: So long as any shares of Series B Preferred are outstanding, the Corporation shall not, without first obtaining the consent, either expressed in writing or by affirmative vote at a meeting called for that purpose, of at least two thirds (2/3) of that total number of shares of Series B Preferred then outstanding, as a class, in addition to the vote or written consent of the outstanding shares (including the Series B Preferred as set forth above in Subparagraph (a)(1)):

                           (A) Change, amend, or repeal any of the provisions of
this Certificate of Incorporation applicable to Series B Preferred which would adversely affect the rights, preferences, privileges, and restrictions of Series B Preferred or authorize the Board of Directors to do so;

                           (B) Increase the presently authorized number of
shares of Series B Preferred;

                           (C) Effect an exchange, reclassification, or
cancellation of all or part of Series B Preferred or effect an exchange, or create a right of exchange, of all or part of the shares of any other class into Series B Preferred;

                           (D) Create any new class of shares (or any security
convertible into such shares) ranking on a parity with or having rights, preferences, or privileges, as to dividends or assets, prior to Series B Preferred;

                           (E) Directly or indirectly retire, redeem, purchase,
or otherwise acquire any shares of any capital stock of the Corporation ranking on a parity with or junior to the Series B Preferred unless (i) at the time of any such transaction all accrued dividends on the Series B Preferred through the end of the most recent full calendar quarter have been paid; or

                           (F) Declare, pay or make, with respect to any shares
of the capital stock of the Corporation ranking junior to the Series B Preferred on liquidation, any dividend or distribution (except in shares of, or warrants or rights to subscribe for or purchase shares of the Corporation which are junior to the Series B Preferred as to dividends or assets) if after giving effect to that dividend or distribution there are any accrued but unpaid dividends on the Series B Preferred through the end of the most recent full calendar quarter.

         (b) Cumulative Non-Participating Dividend Rights. Commencing August 30, 1996, and on the last day of September, December, March and June thereafter, the Corporation shall declare, so long as and to the extent there are any assets of the Corporation at the time legally available therefor, and the holders of Series B Preferred as of such dates shall be entitled to receive, out of such assets of the Corporation at the time and to the extent legally available therefor, dividends with respect to the Series B Preferred at the annual rate of twenty six and two-thirds cents (26-2/3(cent)) per share. Dividends required to be declared with respect to any such calendar quarter shall be payable in cash no later than thirty (30) days following the end of the calendar quarter they relate to. Dividends shall accrue on each share of Series B Preferred from the date of its original issuance and shall accrue from day to day, on a non-compounded basis, whether or not earned or declared. Dividends shall be cumulative so that if dividends in respect of any previous quarterly dividend period at that annual rate per share shall not have been paid on or declared and set apart for all shares of Series B Preferred at the time outstanding, the deficiency shall be fully paid on or declared and set apart for those shares of Series B Preferred before the Corporation makes any Distribution (as defined below) to holders of shares of Common Stock. The term "Distribution" is defined for purposes of this Paragraph (b) as the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Corporation which are junior to Series B Preferred as to dividends or assets) or the purchase or redemption of shares of the Corporation for cash or property (except such junior shares), including any such transfer, purchase, or redemption by a subsidiary of the Corporation. The time of any distribution by way of dividend shall be the date of declaration and the time of any distribution by purchase or redemption of shares or otherwise than by dividend shall be the day cash or property is transferred by the Corporation, whether or not pursuant to a contract of an earlier date; provided that when a debt obligation that is a security is issued in exchange for shares the time of the distribution is the date when the Corporation acquires the shares in that exchange.

         (c) Liquidation, Dissolution, or Winding Up. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series B Preferred shall be entitled to receive, out of the assets of the Corporation, whether those assets are capital or surplus of any nature, an amount equal to (i) three dollar and thirty three cents ($3.33) per share of Series B Preferred plus (ii) an amount equal to any dividends accrued and unpaid thereon, as provided in Paragraph (b) of this Article TWELFTH, to the date that payment is made available to the holders of Series B Preferred, whether earned or declared or not, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock. If, upon liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets thus distributed among the holders of Series B Preferred shall be insufficient to permit the payment to those stockholders of the full preferential amounts, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series B Preferred.

                  In the event of any liquidation, dissolution, or winding up, whether voluntary or involuntary, subject to all of the preferential rights of the holders of Series B Preferred, the holders of Common Stock shall be entitled to receive, ratably, all remaining assets of the Corporation.

                  Neither the recapitalization or reclassification of the capital stock of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation or corporations, or the reorganization of the Corporation (including an exchange reorganization or a sale-of-assets reorganization), or the sale or conveyance of all or substantially all of the assets of the Corporation, shall be deemed a liquidation, dissolution, or winding up of the Corporation within the meaning of this Paragraph (c).

         (d) Conversion. The Series B Preferred shall be converted upon the following basis:

                  (1) By Preferred Stockholders. Each share of the Series B Preferred shall be convertible, at the option of the respective holder of such share at any time at the office of the Corporation or any transfer agent for such share, into such number of fully paid and nonassessable shares of Common Stock of the Corporation as would be determined by dividing three dollars and thirty three cents ($3.33) by the Conversion Price (as such term is hereinbelow defined in Subparagraph (d)(3)) in effect at the date of surrender of the Series B Preferred to be converted (as such date is hereinbelow more particularly described). Before any shares of Series B Preferred may be converted into Common Stock at the option of the holder, the holder must surrender the certificates or certificates for those shares, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Series B Preferred. The holder shall also give written notice to the Corporation at such office that the holder elects to convert a specified number or all of the shares represented by the surrendered certificate(s). The notice shall also specify the name or names in which the holder wishes the certificate or certificates for Common Stock to be issued. If a name specified is not that of the holder, the notice shall also state the address of the new holder and any other information required by law. The Corporation shall, as soon as practicable thereafter, issue and deliver to the holder of Series B Preferred converted, or that holder's nominee or nominees, certificates for the number of full shares of Common Stock to which the holder shall be entitled, to receive together with a scrip certificate or cash in lieu of any fraction of a share as provided below in Subparagraph (d)(5). The person or persons entitled to receive shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on that date.

                  (2) Automatic Conversion. Each share of the Series B Preferred then outstanding shall be automatically converted into such number of fully paid and nonassessable shares of Common Stock of the Corporation as would be determined by dividing three dollars and thirty three cents ($3.33) by the Conversion Price (as such term is hereinbelow defined in Subparagraph (d)(3)) in effect at the time of conversion determined as provided below, in the event the Corporation files a registration statement on Form S-1 or comparable form for an initial public offering of its Common Stock with the Securities and Exchange Commission, and such registration statement is declared effective, with such conversion occurring on the date and time such registration statement becomes effective. The Corporation shall, as soon as practicable after the effective date of the conversion, issue and deliver to the holder of Series B Preferred converted, or that holder's nominee or nominees, certificates for the number of full shares of Common Stock to which the holder shall be entitled, to receive together with a scrip certificate or cash in lieu of any fraction of a share as provided below in Subparagraph (d)(5). The person or persons entitled to receive shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on that date. The Board of Directors may order any holders of outstanding certificates of Series B Preferred to surrender them for certificates evidencing Common Stock. The order may provide that a holder of certificates so to be exchanged is not entitled to vote or to receive dividends or to exercise any other rights of a stockholder until the holder has complied with the order, but this order shall be operative only after notice and only until compliance.

                  (3) Conversion Price. The price at which shares of Common Stock shall be deliverable upon conversion pursuant to this Paragraph (d) (herein called the "Conversion Price") shall be initially three dollars and thirty three cents ($3.33) per share of Common Stock. The initial Conversion Price shall be subject to adjustment from time to time in certain instances, as provided below in Subparagraph (d)(4). The Corporation shall make no payment or adjustment on account of any dividends accrued and unpaid on the Series B Preferred surrendered for conversion.

                  (4) Subdivision, Stock Dividend, Combination. If the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall issue shares of Common Stock as a dividend on the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to that subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock the Conversion Price in effect immediately prior to that combination shall be proportionately increased, effective at the close of business on the date of the subdivision, division, or combination. For the purposes of this Subparagraph (d)(4), the issuance of any such dividend shall be deemed to have occurred on the day next succeeding the record date for the determination of stockholders entitled to the dividend.

                  (5) Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of Series B Preferred. If any fractional shares of Common Stock would, except for the provisions of this Subparagraph
(d)(5), be deliverable upon the conversion of any shares of Series B Preferred the Corporation shall, in lieu of delivering the fractional share therefor, at its option either: (1) adjust the fractional interest by payment to the holder of the converted Series B Preferred in an amount in cash equal (computed to the nearest cent) to the current market value of the fractional interest as determined by the Board of Directors in its sole discretion, unless the current market value of such fraction interest does not exceed ten dollars ($10), in which case the fractional interest may be adjusted by rounding off such shares of Common Stock to be issued upon the conversion to the nearest whole share, or
(2) issue non-dividend bearing and nonvoting certificates for fractions of a share which would otherwise be issuable, in form and containing terms and conditions as determined by the Board of Directors, and exchangeable, within the period following the date of issue as the Board of Directors shall fix, together with other unexpired scrip certificates of like tenor aggregating one or more full shares, for share certificates representing a full share or shares.

                  (6) Statement. Immediately upon the adjustment of the Conversion Price, the Corporation shall maintain at its principal executive office and file with the transfer agent, if any, for Series B Preferred, a statement, signed by the Chairman of the Board, or the President, or a Vice President of the Corporation and by its Chief Financial Officer or an Assistant Treasurer, showing in reasonable detail the facts requiring the adjustment and the Conversion Price after the adjustment. The transfer agent, if any, shall be under no duty or responsibility with respect to any such statement except to exhibit the same from time to time to any holder of Series B Preferred desiring an inspection.

                  (7) Recapitalization or Reclassification; Merger or Consolidation; Reorganization. If there shall occur any recapitalization or any reclassification of the capital stock of the Corporation, or the merger or consolidation of the Corporation with or into another corporation or corporations, or the reorganization of the Corporation (including an exchange reorganization or a sale-of-assets reorganization), each share of Series B Preferred shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Series B Preferred would have been entitled upon, as the case may be, the recapitalization or reclassification, merger or consolidation, or reorganization; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of shares of Series B Preferred, to the end that the provisions set forth (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the conversion of Series B Preferred.

                  (8) Notice of Events Pertinent to Conversion Rights. If: (1) the Corporation shall set a record date for the purpose of entitling the holders of its Common Stock to receive a dividend, or any other distribution of property or securities of the Corporation (except a dividend in shares of the Corporation which are junior to Series B Preferred as to dividends or assets); or (2) the Corporation shall set a record date for the purpose of entitling the holders of its Common Stock, as a class, to subscribe for or purchase any shares of any class or securities convertible into or exchangeable for shares of any class, or any option, right or warrant, to subscribe therefor; or (3) the merger or consolidation of the Corporation (other than a short-form merger which does not require the vote of the stockholders of the Corporation) with or into another corporation or corporations; or (4) any reorganization of the Corporation (including any exchange reorganization or sale-of-assets reorganization), any recapitalization or reclassification of the capital stock of the Corporation; or
(5) the voluntary or involuntary dissolution, liquidation, or winding up of the Corporation; then, and in any such case, the Corporation shall cause to be mailed to the holders of record of the outstanding Series B Preferred, at least thirty (30) days prior to the date hereinafter specified, a notice stating the date (x) that has been set as the record date for the purpose of dividend, distribution, or rights subscription as hereinabove described in Clauses (1) and (2) of this Subparagraph (d)(8), or (y) on which the merger or consolidation, reorganization, liquidation, dissolution or winding up described in Clauses (3) through (5) of this Subparagraph (d)(8) is to take place.

                  (9) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting conversion of its Series B Preferred pursuant to the terms of this Paragraph (d) the full number of shares of Common Stock deliverable on conversion of all Series B Preferred from time-to-time outstanding. The Corporation shall from time to time, in accordance with Delaware general corporate law, increase the authorized amount of its Common Stock if at any time the authorized number of Common Stock remaining unissued shall not be sufficient to permit the conversion of all Series B Preferred at the time outstanding.

                  (10) Costs; Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issued or delivered shares of Common Stock on conversion of Series B Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that in which Series B Preferred so converted were registered, and no such issue or delivery shall be made unless and until the person requesting that issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that the tax has been paid.

                  (11) No Reissuance. Once converted into Common Stock, shares of Series B Preferred shall be restored to the status of authorized but unissued shares of undesignated preferred stock, but may not be reissued as part of the Series B Preferred.

                  (12) Capital Stock. Whenever reference is made in these provisions to the issue or sale of shares of Common Stock, the term "Common Stock" shall include any stock of any class of the Corporation other than Series B Preferred with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

         (e) No Redemption Rights. Series B Preferred shall not be subject to mandatory or optional redemption by the Corporation.

         (f) No Assessments Permitted; Partial Payment Allowed. Series B Preferred shall not be assessable. Series B Preferred may, at the discretion of the Board of Directors, be issued partially paid, so long as the par value of the Series B Preferred is paid.

         (g) Application to Other Junior Shares. The preferences of Series B Preferred over Common Stock shall also apply to any shares ("other junior shares") hereafter authorized which are junior to Series B Convertible Preferred Stock as to dividends or assets; and all prohibitions, limitations, or restrictions upon the declaration or payment of any dividends upon, the making of any distribution of assets upon, or the application of any assets to the purchase, redemption, or other acquisition of Common Stock shall correspondingly apply to similar action in respect of other junior shares.

         THIRTEENTH: Until the earlier of (i) June 30, 1998, or (ii) such time as the Corporation has filed a Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, and such Registration Statement is declared effective, and except as provided in this Article THIRTEENTH, the holders of the Series B Preferred shall have the right to purchase, during the period or periods, at the prices and on the other terms and conditions fixed by the Board of Directors, any shares of Common Stock, and any options or warrants or other instruments or securities exchangeable for or convertible into shares of Common Stock, which may be issued from time-to-time by the Corporation.

                  The portion of the securities each holder of shares of the Series B Preferred (or shares of Common Stock into which the Series B Preferred is converted) shall have the initial right to purchase in any issuance subject to this Article THIRTEENTH shall be in the same ratio to the total shares held of record by that stockholder on the date set for the determination of shares entitled to that right bears to the total number of shares of Common Stock at the time outstanding. For purposes of the preceding sentence, the holders of Series B Preferred (or shares of Common Stock into which the Series B Preferred is converted) shall be deemed to own a number of shares of Common Stock determined on the same basis as if Series B Preferred of such holders had been converted into Common Stock pursuant to the terms of Article TWELFTH. After giving notice of any proposed issuance of shares of Common Stock and affording the holders of outstanding shares of Series B Preferred (or shares of Common Stock into which the Series B Preferred is converted) the opportunity to purchase those shares during a period of not less than ten (10) days after the date of giving the notice, the Corporation may thereafter sell any of those shares of Common Stock that are not purchased by such stockholders without further offering them to such Stockholders.

                  Notwithstanding the foregoing, the Corporation is authorized to issue shares of Common Stock without first offering the same to the holders of the then outstanding shares of Series B Preferred (or shares of Common Stock into which the Series B Preferred is converted) in the following circumstances:
(1) in exchange for capital stock or indebtedness of the Corporation; (2) to fulfill or comply with any obligation of the Corporation to issue shares of Common Stock pursuant to any present or future stock option plan, stock purchase, bonus, savings investment, or other stock incentive programs for the benefit of the directors, officers, employees of or consultants to the Corporation; (3) upon conversion of convertible securities the issuance of which was approved by the holders of the majority of the outstanding shares of Common Stock and, if applicable, the holders of two-thirds of the outstanding shares of the Series B Preferred, upon or prior thereto; or (4) in connection with a public offering pursuant to a Registration

Statement which has been filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, and which Registration Statement has been declared effective.

                  The holders of Series B Preferred may, by affirmative vote of at least two thirds (2/3) of the total number of shares of Series B Preferred then outstanding, waive the rights, preferences and/or privileges of Series B Preferred granted by this Article THIRTEENTH in connection with any issuance of securities, and such waiver may be given before or after such issuance of securities.

         FOURTEENTH: Effective upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Common Stock shall, without any further action on the part of the Corporation, be split and converted into one-half (0.5) share of Common Stock. No fractional shares of Common Stock shall be issued as a result of the split and conversion. If any holder of Common Stock, after the split of all such holder's Common Stock, would be entitled to a fractional share of Common Stock, the Corporation shall, in lieu of delivering the fractional share, pay to the holder cash equal (computed to the nearest cent) to the current market value of the fractional share.

         IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this ____ day of _____, 1998.

                                           GOLF ONE INDUSTRIES, INC.

                                           By: __________________________

                                           Its: